Exhibit 10.84
BUSINESS OBJECTS S.A.
CHANGE OF CONTROL SEVERANCE AGREEMENT
     This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between David Kennedy (the “Employee”) and Business Objects S.A. (the “Company”), effective as of July, 23 2007 (the “Effective Date”).
RECITALS
     1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.
     2. The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.
     3. The Board believes that it is imperative to provide the Employee with certain severance benefits upon the Employee’s termination of employment following a Change of Control. These benefits will provide the Employee with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.
     4. Certain capitalized terms used in the Agreement are defined in Section 6 below.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
     1. Term of Agreement. This Agreement shall terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
     2. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement or offer letter between the Company and the Employee (an “Employment Agreement”). If the Employee’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments,
David Kennedy Change of Control Agreement — Execution Version—2007

          (b) Timing of Severance Payments. The severance payment to which Employee is entitled shall be paid by the Company to Employee in cash and in full, not later than ten (10) calendar days after the date of the termination of Employee’s employment. If the Employee should die before all amounts have been paid, such unpaid amounts shall be paid in a lump-sum payment (less any withholding taxes) to the Employee’s designated beneficiary, if living, or otherwise to the personal representative of the Employee’s estate.
          (c) Voluntary Resignation; Termination for Cause. If the Employee’s employment with the Company terminates within twelve (12) months following a Change of Control (i) voluntarily by the Employee other than for Good Reason or (ii) for Cause by the Company, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.
          (d) Termination Apart from Change of Control. In the event the Employee’s employment is terminated for any reason, either prior to a Change of Control or after the twelve (12) month period following a Change of Control, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company’s existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.
          (e) Exclusive Remedy. In the event of a termination of Employee’s employment within twelve (12) months following a Change of Control, the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which the Employee or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement, and the Employee shall be entitled to no benefits, compensation or other payments or rights upon termination of employment within twelve (12) months following a Change in Control other than those benefits expressly set forth in this Section 3.
     4. Non-Competition/Non-Solicitation.
          (a) Non-Competition. Employee acknowledges that the nature of the Company’s business is such that if Employee were to become employed by, or substantially involved in, the business of a competitor of the Company during the eighteen (18) months following the termination of Employee’s employment with the Company (or any parent or subsidiary of the Company), it would be very difficult for Employee not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, and except as otherwise required pursuant to the California Rules of Professional Conduct pertaining to attorneys, Employee agrees and acknowledges that Employee’s right to receive or retain the severance payments and benefits set forth in Section 3 (to the extent Employee is otherwise entitled to such payments and benefits) shall be conditioned upon Employee, for a period of eighteen (18) months after termination of the Employee’s employment with the Company (or any parent or subsidiary of the Company), not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business in Competition (as defined herein) with the Company. Notwithstanding the foregoing, Employee may, without violating this Section 4, own, as a passive investment, shares of capital stock of a publicly-held corporation
David Kennedy Change of Control Agreement — Execution Version — 2007

the Company at law or in equity, the Company shall be entitled as a matter of right to apply to a court of competent jurisdiction, in California, for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this agreement.
     5. Golden Parachute Excise Tax Best Results. In the event that the severance and other benefits provided for in this agreement or otherwise payable to Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits shall be either be
(i)	delivered in full, or

(ii)	delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, the determination of Employee’s excise tax liability and the amount required to be paid under this Section 5 shall be made in writing by the Company’s independent auditors who are primarily used by the Company immediately prior to the Change of Control (the “Accountants”). For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.
     6. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
          (a) Cause. “Cause” shall mean (i) an act of personal dishonesty taken by the Employee in connection with his or her responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) Employee being convicted of, or plea of nolo contendere to, a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee’s obligations to the Company which are demonstrably willful and deliberate on the Employee’s part which, if curable, continues for a period of not less than thirty (30) days following delivery to Employee of the written demand of performance.
          (b) Change of Control. “Change of Control” means the occurrence of any of the following, in one or a series of related transactions:
David Kennedy Change of Control Agreement — Execution Version — 2007

          (a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) and/or to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers an assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.
          (b) The Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     8. Notice.
          (a) General. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Employee, at his or her last known residential address and (ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.
          (b) Notice of Termination. Any termination by the Company (or any parent or subsidiary of the Company), for Cause or by the Employee for Good Reason or as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.
     9. Miscellaneous Provisions.
          (a) Code Section 409A. The parties agree to amend this Agreement to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Code section 409A and any temporary or final Treasury Regulations and IRS guidance thereunder.
David Kennedy Change of Control Agreement — Execution Version — 2007

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

COMPANY	BUSINESS OBJECTS S.A.

	By:	/s/ John G. Schwarz

John G. Schwarz Title: Chief Executive Officer

EMPLOYEE	By:	/s/ David Kennedy

David Kennedy Title: SVP & General Counsel
David Kennedy Change of Control Agreement — Execution Version — 2007